GREENSPRING FUND, INC.
SEVENTH AMENDMENT TO THE FUND ADMINISTRATION
SERVICING AGREEMENT

    THIS SEVENTH AMENDMENT dated as of May 9, 2019, to the Fund Administration Servicing Agreement, dated as of June 28, 2005, as amended (the “Agreement”), is entered into by and between GREENSPRING FUND, INC., a Maryland corporation (the “Fund”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

    WHEREAS, the parties desire to amend the length of the Agreement and the fees; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

1.Section 10. Term of Agreement; Amendment shall be superseded and replaced with the following:

10. Term of Agreement; Amendment; Early Termination. This Agreement will continue in effect through June 30, 2022. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Subsequent to June 30, 2022, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Fund, and authorized or approved by the Board of Directors.
In the absence of any material breach of this Agreement, should the Fund elect to terminate this Agreement prior to June 30, 2022, the Fund agrees to pay the following fees:
a) An early termination fee equal to three times the base fee calculated pursuant to the current fee schedule for the month preceding the date of termination. In no event shall the Fund's total obligation to pay early termination fees calculated according to all service line agreements (Custody, Distribution, Fund Accounting, Fund Administration
and Transfer Agency) exceed in its entirety $125,000;
b) All fees associated with converting services to a successor service provider;
c) All fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to a successor service provider;
d) All miscellaneous costs associated with a-c above

2.Amended Exhibit A, the fees of the Agreement, shall be superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GREENSPRING FUND, INC.		U.S. BANCORP FUND SERVICES, LLC
By:	/s/ Elizabeth Agresta Swam	By:	/s/ Anita M. Zagrodnik
Name:	Elizabeth Agresta Swam	Name:	Anita M. Zagrodnik
Title:	CCO	Title:	Senior Vice President 5/9/2019

Amended Exhibit A to the Fund Administration Servicing Agreement
Greenspring Fund, Inc.
Fund Administration & Portfolio Compliance Services Fee Schedule
Domestic Equity Funds
Annual Fee Based Upon Average Net Assets per Fund*
[...] basis points on the first $[...] million
[...] basis points on the next $[...] million
[...] basis points on the next $[...] million
[...] basis point on the balance
Minimum Annual Fee: $[...] per fund

Additional fee of $[...] for each additional class, Controlled Foreign Corporation (CFC), and/or sub-advisor

Services Included in Annual Fee per Fund
Advisor Information Source – On-line access to portfolio management and compliance information.
Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
Core Tax Services – See Additional Services Fee Schedule

Third Party Administrative Data Charges (descriptive data for each security)
$[...] per security per month for fund administrative data

SEC Modernization Requirements
Form N-PORT – $[...] per year, per Fund
Form N-CEN – $[...] per year, per Fund
Chief Compliance Officer Support Fee - Waived

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: postage, stationery, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing charges, PFIC monitoring and conversion expenses (if necessary).

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. U.S. Bank legal administration (e.g., annual legal administration and subsequent new fund launch), daily performance reporting, daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average – WAIVED if three year agreement term is signed
Fees are calculated pro rata and billed monthly.

Amended Exhibit A (continued) to the Fund Administration Servicing Agreement Greenspring Fund, Inc.
Fund Administration & Portfolio Compliance Services
Additional Services Fee Schedule
Tax Free Transfer In-Kind Cost Basis Tracking* – $[...] per sub-account per year
Daily Compliance Services (if required)
Base fee – $[...] per fund per year
Setup – $[...] per fund group
Section 18 Compliance Testing
$[...] set up fee per fund complex
$[...] per fund per month
Section 15(c) Reporting
    $[...] per fund per standard reporting package*
*Standard reporting packages for annual 15(c) meeting
-    Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
-    Performance reporting package: Peer Comparison Report
    Additional 15c reporting is subject to additional charges
    Standard data source – Morningstar; additional charges will apply for other data services
Equity & Fixed Income Attribution Reporting
Fees are dependent upon portfolio makeup, services required, and benchmark requirements.
Core Tax Services
M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).
Optional Tax Services
Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs) – $[...] per year
Additional Capital Gain Dividend Estimates – (First two included in core services) – $[...] per additional estimate
State tax returns - (First two included in core services) – $[...] per additional return
Tax Reporting – MLP C-Corporations
Federal Tax Returns
Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis) – $[...]
Prepare Federal and State extensions (If Applicable) – Included in the return fees
Prepare provision estimates – $[...] Per estimate

State Tax Returns
Prepare state income tax returns for funds and blocker entities – $[...] per state return
−Sign state income tax returns – $[...] per state return
−Assist in filing state income tax returns – Included with preparation of returns
State tax notice consultative support and resolution – $[...] per fund

Amended Exhibit A (continued) to the Fund Administration Servicing Agreement Greenspring Fund, Inc.
Fund Administration & Portfolio Compliance Services
Additional Services Fee Schedule (continued)
BookMark Electronic Board Book Portal
U.S. Bank will establish a central, secure portal for Board materials using a unique client board URL.
Your Fund Administrator will load/maintain all fund board book data for the main fund board meetings and meetings.
Features password-protected, encrypted servers with automatic failover.
Training and ongoing system support.
Accessible from your smart phone or iPad.
Allows multiple users to access materials concurrently.
Searchable archive.
Ability to make personal comments.

Annual Fee per Trust
[...] users – $[...]
[...] users – $[...]
[...] users – $[...]
[...] users – $[...]
Diligent Boardbooks
    Online portal to access board book documents. Each user will receive both online and offline capability access
    Minimum fee (includes [...] board, [...] committee and [...] users)
    [...] users may consist of any combination of Board Members/ Executives and Administrators
    Accessing Entities and Individuals                Installation Fee    Annual Fee
     Affiliate Package                    $[...]        $[...]
    Additional Boards                    $[...]        $[...]
    Additional Committees/Meeting Groups            $[...]        $[...]
    Additional Online & Offline Users (Board Members/Execs)    $[...]        $[...]
    Online and Offline Users (Administrative)            $[...]        $[...]

Amended Exhibit A (continued) to the Fund Administration Servicing Agreement Greenspring Fund, Inc.
Fund Start-up & Registration Services Project Fee Schedule
Legal Administration Service Proposal – In support of external legal counsel
$[...] per project – one fund
$[...] per project – two funds
$[...] per project – three funds
$[...] per project – four funds
(Excludes Trust counsel fee; subject to services provided; if applicable)

Additional fee of $[...] per sub-advisor
Additional fee of $[...] per drafting multi-manager exemptive application (does not include outside legal costs)
Additional Legal Administration Services
Subsequent new fund launch – $[...] per project
Subsequent new share class launch – $[...] per project
Multi-managed funds – as negotiated based upon specific requirements
Proxy – as negotiated based upon specific requirements
Annual legal update – $[...] per project

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Postage, if necessary, Federal and state regulatory filing fees, expenses from Board of Trustee meetings, Third party auditing and legal expenses, EDGAR/XBRL filing

The Fund start-up and registration services project fee is paid for by the advisor and not the Fund(s). This fee is not able to be recouped by the advisor under an expense waiver limitation or similar agreement. Fund startup and registration service fees are billed [...]% following the selection of U.S. Bank and [...]% 75 days after the preliminary registration statement is filed with the SEC filings.

Extraordinary services – negotiated based upon specific requirements
Multi-managed funds, proxy, expedited filings, asset conversion, fulcrum fee, exemptive applications